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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT  [ ]

FILED BY A PARTY OTHER THAN THE REGISTRANT  [X]

CHECK THE APPROPRIATE BOX:

[ ]   PRELIMINARY PROXY STATEMENT
[ ]   DEFINITIVE PROXY STATEMENT            [ ]  CONFIDENTIAL, FOR USE OF THE
[X]   DEFINITIVE ADDITIONAL MATERIALS            COMMISSION ONLY (AS PERMITTED)
[ ]   SOLICITING MATERIAL PURSUANT TO            BY RULE 14A-6(E)(2)
      RULE 14A-12


                                    ICO, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                           TRAVIS STREET PARTNERS, LLC
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    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)



PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  NO FEE REQUIRED.

[ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(4) AND 0-11.

      (1)   TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
            NOT APPLICABLE

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      (2)   AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:  NOT
            APPLICABLE.

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      (3)   PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
            COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED): NOT APPLICABLE.

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77968.0003

      (4)   PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (5)   TOTAL FEE PAID:  NOT APPLICABLE.

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[ ]  FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS:

[ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

      (1)       AMOUNT PREVIOUSLY PAID:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (2)       FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (3)       FILING PARTY:  NOT APPLICABLE.

      --------------------------------------------------------------------------
      (4)       DATE FILED:  NOT APPLICABLE.

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
TSP SAYS VARCO DEAL IS INADEQUATE FOR ICO SHAREHOLDERS.

On March 27, 2001, in response to ICO's announcement that it plans to sell its oilfield services division to Varco, TSP delivered a letter to ICO's Board of Directors and issued a press release criticizing the proposed deal as inadequate compared to TSP's all-cash $2.65 proposal.

In a second letter, TSP also demanded that ICO make available books and records relating to the proposed transaction.

Click below to read our letter to ICO's Board of Directors:

http://www.travisstreetpartners.com/FrameBoardLetter010327.htm

Click below to read our accompanying press release:

http://www.travisstreetpartners.com/FrameTSP_criticizes_deal.htm

Click below to read our letter demanding documents relating to the transaction:

http://www.travisstreetpartners.com/Framedocdemandletter010327.htm

TRAVIS STREET PARTNERS, LLC                                   910 Travis Street
                                                                     Suite 2150
                                                          Houston,  Texas 77002
                                                              Fax. 713 759 2040
                                                              Tel. 713 759 2030
                                                   www.travisstreetpartners.com
March 27, 2001

VIA FAX AND CERTIFIED MAIL,
RETURN RECEIPT REQUESTED


ICO, Inc.
11490 Westheimer
Suite 1000
Houston TX 77077
Attention:  Corporate Secretary

Re:        Shareholder Information Demand

Ladies and Gentlemen:

Travis Street Partners, LLC ("TSP") is the holder of record of 1,158,300 shares or at least five per cent of all the outstanding shares of ICO, Inc. (the "Company"), based upon 22,678,107 shares outstanding on February 13, 2001, as set forth in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000. Pursuant to Section C. of Article 2.44 of the Texas Business Corporation Act ("TBCA"), and pursuant to the common law of the State of Texas, TSP in its capacity as such a shareholder of the Company hereby demands the right, for each of the proper purposes stated below, to examine, and make extracts from, the books and records of the Company during its usual business hours on Wednesday, March 28, 2001. For each of the purposes stated below, TSP hereby demands the following documents (the "Requested Documents"):

         1. An excerpt from the Company's tax records or other accounting records setting forth a detail or total of the tax basis of the assets comprising the oilfield services business.

         2. Copies of the minutes of the meetings of board of directors (or notes taken by the secretary of any such meeting if the official minutes of any such meeting have not yet been prepared) authorizing ICO to enter into the letter of intent or otherwise relating to the proposed sale of the Company's oilfield services business to Varco International, Inc., ("Varco") redacted if necessary to avoid disclosure of proprietary, strategic or competitively sensitive information that has not been disclosed to Varco, a principal competitor of the Company's oilfield services business.


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
         3. A tally, by individual director, of each vote of directors taken at each meeting referred to in item 2 above, indicating whether each such director voted for or against, or abstained from voting on, each matter presented for a vote of directors.

         4. Any spreadsheet, list, memorandum, notes or other document of any Company officer relating to expected, estimated or contemplated transaction expenses as a result of or relating to the proposed sale of the oilfield services business referred to in item 2 above, including any amounts expected, estimated or contemplated to be payable to any Pacholder family member. In the interest of good faith, TSP makes this request only to the extent, and such documents need be provided only if, aggregate bonuses to the Pacholder family members as a result of or relating to the proposed sale are expected, estimated or contemplated to exceed $100,000.

         5. A copy of the engagement letter whereby the Company retained Bear, Stearns & Co. Inc. to assist the Company in studying its strategic alternatives as referred to in the Company's letter to TSP dated January 18, 2001.

Pursuant to the provisions of Section C of Article 2.44 of the TBCA, TSP hereby appoints each of Christopher N. O'Sullivan and Timothy J. Gollin, managers of TSP, and J. Michael Chambers, Eugene F. Cowell III, Ann Makris and John B. Strasburger of Weil, Gotshal & Manges LLP ("WGM") as its attorney, authorized in writing, to conduct the examination and make extracts as aforesaid on behalf of TSP. If more convenient to the Company, it would be acceptable to TSP for the Company to deliver true and correct copies of the Requested Documents, certified as to their accuracy by an authorized officer of the Company, so long as the Requested Documents are received by TSP no later than 9:00 a.m., C.S.T., on March 28, 2001.

We specifically note the following regarding the Requested Documents:

o We have expressly limited the Requested Documents to exclude proprietary, strategic or competitively sensitive information that has not been disclosed to Varco, a principal competitor of the Company's oilfield services business.

o Our rights under the TBCA and Texas common law take precedence over, and are not subject to or capable of being made subject to, any purported nondisclosure "obligations" of the Company described in the letter of intent referred to in item 2 above.

o Whether ICO truly desires its shareholders to vote on an "informed basis" at the 2001 Annual Meeting in relation to the letter of intent referred to above will be evidenced by whether ICO furnishes all of the Requested Documents without delay.

The purposes for which TSP intends to effect the examination and make extracts and receive the items demanded in paragraphs 1 through 5 above are as follows:

         1. For the purpose of communicating with the other shareholders of the Company as to whether or not in their opinion, the present management (i.e., officers and directors) are managing the Company's affairs in a proper manner; and


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
         2. For the purpose of communicating with the other shareholders of the Company with respect to matters relating to their mutual interests as shareholders, including communicating with such shareholders to solicit their proxies in connection with the Company's 2001 Annual Meeting and more specifically to enable the solicitation of proxies in connection with the election of a slate of nominees supported by TSP for the Board of Directors of the Company.

Please immediately advise Eugene F. Cowell III of Weil, Gotshal & Manges LLP (700 Louisiana Street, Suite 1600, Houston, Texas 77002; tel.: 713/546-5052; telecopy: 713/224-9511) of the time and place for the examination and making of extracts referred to above and as to when and where the items demanded in paragraphs 1 through 5 above will be available. We would, of course, be willing to pay a reasonable charge to reimburse you for the cost of producing the above requested information. Please direct any questions or comments respecting this letter to Eugene F. Cowell III.



Very truly yours,



TRAVIS STREET PARTNERS, LLC
Timothy J. Gollin, Manager

cc:        Eugene F. Cowell III












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
TRAVIS STREET PARTNERS,  LLC                                  910 Travis Street
                                                                     Suite 2150
Houston,  Texas 77002
                                                               fax 713 759 2040
                                                               tel 713 759 2030
                                                   www.travisstreetpartners.com

BY FAX AND BY COURIER


March 27,  2001


Board of Directors
ICO,  Inc.
11490 Westheimer
Suite 1000
Houston TX 77077


Ladies and Gentlemen:

Yesterday ICO announced it has received and executed a non-binding letter of intent (the "Varco Letter") with respect to the sale of its oilfield services division. We have carefully reviewed the announcement and the Varco Letter.

As one of ICO's largest shareholders and as a group which has expressed an interest in acquiring ICO for cash, we believe that the proposed transaction is profoundly disappointing because it falls far short of the promises made by ICO management only a few months ago to deliver value significantly in excess of the proposals from TSP.

According to our analysis and the information available to us, the transaction contemplated by the Varco Letter and supported by ICO management is fundamentally flawed because:

         1. It fails to provide any cash to shareholders, while protecting bondholders, preferred holders, and Pacholders.

         2. We believe the proposal will result in unfavorable tax consequences to ICO and substantial prejudicial consequences to shareholder value. We estimate the potential tax payment could amount to as much as $35 million, or about $1.55 per common share - more than 65% of the market value of ICO's shares today.

         3. The proposal effectively supports the incumbency of a Board and management team which has already dissipated 80% of shareholder value in only three years while paying itself generously.

         4. The proposal is highly contingent and may never close. ICO and Varco together have substantial control over the markets in which they are active, and we believe, contrary to the assertions made in the Varco Letter, that there is a substantial likelihood that regulatory approval will be withheld.

         5. The proposal enables ICO's largest competitor to examine confidential and proprietary ICO information, thus potentially impairing the underlying value of the oilfield service assets in the event that the transaction fails to close.

         6. Even though ICO knows that the transaction may never take place, management has cynically tried to introduce the Varco Letter apparently in a last-ditch attempt to curry favor with shareholders prior to a director election - an election which management has now illegally postponed.

Our analysis of the economics of the transaction indicates that it is unlikely to provide substantial value for ICO shareholders. For your benefit, we provide the following analysis of the likely disposition of the $165 million sales price:

         1. Repayment of the senior notes under the scenario contemplated could result in the payment of a `make whole' payment of as much as $14 million to bondholders, to the detriment of ICO shareholders, for a total cash outlay of $132 million.

         2. Redemption of the preferred stock under the scenario contemplated requires a cash outlay of $32.6 million.

         3. If we assume a tax basis in the oilfield services assets of $20 million and that ICO is able to use its net operating loss carryforwards of an additional $20 million additionally to shelter gain, ICO will be compelled to pay approximately $35 million in taxes, assuming a 20% effective tax rate for long term capital gains.

         4. While we hope and expect that ICO will not allow any ICO employee, director, or officer to receive a fee in connection with closing this transaction, ICO will pay legal and investment banking fees which we estimate at approximately $5 million.

         5. Thus, to pay off debt, redeem preferred stock, and pay taxes and transaction costs, ICO must spend a total of $205 million but will only receive $165 million from Varco. In order to complete this transaction, ICO will be forced to spend not only all of its $31 million in cash but will need to borrow an additional $8 million. We do not understand why ICO should borrow more money to effect the sale of its most valuable asset.

         6. The transaction will not leave ICO debt-free. The resulting company will continue to owe approximately $32 million in secured and other debt, plus the $8 million of new borrowing required to finance the Varco transaction.

         7. Even though ICO's revenues will decline by 35% and its EBITDA will drop by 60%, ICO has provided no explanation as to how the $4 million in corporate SG&A, a substantial portion of which relates to Pacholder family compensation, will be reduced commensurately.

         8. ICO has failed to point out that the proposed transactions result in the payment of millions of dollars to Pacholder-controlled businesses, a conflict of interest which may cloud the judgment of the six board members who are connected to these businesses.

Considering the points above, if the transactions contemplated in the Varco letter are consummated, we believe that ICO will be a company far different than the company in which many investors purchased shares. In 1995, ICO was a solid, small oilfield services company with a debt-free balance sheet and low overhead. After completion of the proposed Varco transaction, we believe ICO would be transformed into a leveraged plastics processor with much less tangible net worth. Post-closing, nearly half of ICO's assets will consist of goodwill.

According to our analysis, the remaining company will generate the following financial fundamentals:

         1.       Revenues will be approximately $225 million

         2.       Gross profit will be approximately $39 million.

         3.       EBITDA will be approximately $16 million or $0.71 per share.

         4.       Depreciation and amortization will be approximately $9 million

         5.       Interest costs will be approximately $2 million.

         6. Pre-tax earnings will be approximately $7 million or $0.31 per share

         7.       Taxes will be approximately $2 million or $0.09 per share.

         8. After-tax earnings will be approximately $5 million or $0.22 per share.

On this basis, we would value the company at around $2.50 per share. This provides a scant premium to the market price today and is a substantial discount to the proposals TSP has made to acquire ICO, which range from $2.65 per share to as much as $3.25 per share, depending on your actions with respect to management compensation arrangements.

Thus, while we clearly understand why you and your management team find the transactions contemplated by the Varco Letter attractive for yourselves, this transaction fails to provide shareholders with a compelling alternative to the TSP proposal to acquire ICO for $2.65 per share in cash.

Moreover, since your `process' has apparently failed to obtain any bid for ICO or its operating units which provides better economic value to shareholders than the TSP proposal, we demand that ICO seek to maximize shareholder value either by accepting the TSP proposal or by putting itself on the auction block and seeking a shareholder referendum on proposals from qualified buyers.



Very truly yours,


TRAVIS STREET PARTNERS,  LLC



Timothy Gollin,  Manager



Christopher N. O'Sullivan,  Manager



cc:   Eugene F. Cowell - Weil Gotshal & Manges
















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